Exhibit 10.16

Summary of Unwritten Compensation Arrangements
Applicable to Non-Employee Directors of Overstock.com, Inc.

During 2014 the Company paid its non-employee directors $60,000. During 2015 the Company intends to pay its non-employee directors $60,000 annually, at the rate of $15,000 per quarter. The Company also grants restricted stock units to directors, generally at the first Board meeting after the director first joins the Board, and periodically thereafter. In 2014, the Company granted restricted stock units to non-employee directors as follows:

Name (1)	Grant Date	Number of Restricted Stock Units Granted (2)
Allison H. Abraham	January 28, 2014	3,500
Barclay F. Corbus	January 28, 2014	3,500
Joseph J. Tabacco, Jr.	January 28, 2014	3,500
Samuel A. Mitchell	January 28, 2014	3,500
(1) On February 5, 2015 the Board also appointed Kirthi Kalyanam, Ph.D. to the Board.  The Board has determined that Dr. Kalyanam is independent under the applicable independence standard.
(2) Each restricted stock unit represents a contingent right to receive one share of Overstock.com, Inc. common stock. The restricted stock units vest in three equal installments at the close of business on January 28, 2015, January 28, 2016, and January 28, 2017. Vested shares will be delivered to the reporting person promptly after the restricted stock units vest. Amount shown does not include previously granted restricted stock units with different vesting schedules.

The Company also reimburses directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. Haverford Valley, L.C., an affiliate of the Company, and certain affiliated entities which make travel arrangements for the Company's executives, also occasionally make travel arrangements for directors to attend Board meetings. The Company’s policies regarding reimbursement of travel expenses are described in the Annual Report on Form 10-K.